Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
July 30, 2020	President and CEO
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES NET INCOME AND EARNINGS PER SHARE FOR THE

FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2020

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $345 thousand or $0.20 per diluted share, for the three months ended June 30, 2020 as compared to $615 thousand or $0.35 per diluted share for the same period in 2019.    The $270 thousand decrease in net income during the three months ended June 30, 2020 was primarily attributable to a $298 thousand decrease in net interest income, a $58 thousand increase in the provision for loan losses and a $48 thousand decrease in non-interest income, which were partially offset by a $76 thousand decrease in non-interest expense and a $58 thousand decrease in income tax expense.     The decrease in net interest income during the three months ended June 30, 2020, when compared to the same period of 2019, was attributable to a $1.0 million decrease in interest income, which was partially offset by a $736 thousand decrease in interest expense.    The decrease in interest income was primarily attributable to lower average yields on the Company’s floating rate investment, mortgage-backed securities, and loan portfolios, which were partially offset by higher average balances in the investment and loan portfolios.    The decrease in interest expense was primarily attributable to lower rates paid on Federal Home Loan Bank (“FHLB”) borrowings and time deposits, during the three months ended June 30, 2020, when compared to the same period in 2019.    The decrease in non-interest income was primarily the result of a $35 thousand increase in other-than-temporary impairment losses on the private label mortgage-backed securities (PLMBS), a $10 thousand decrease in ATM fee income, a $9 thousand decrease in service charges on deposit accounts, partially offset by gains on the sales of investment securities of $8 thousand.    The increase in the provision for loan losses during the quarter ended June 30, 2020, when compared to the same period of 2019, was primarily attributable to an increase in the Company’s Allowance for Loan and Lease Losses (“ALLL”) reserve factors related to the economic uncertainty due to the COVID-19 pandemic. The $58 thousand decrease in income tax expense for the quarter ended June 30, 2020 was primarily attributable to lower levels of taxable income when compared to the same period of 2019.

Net income for the twelve months ended June 30, 2020 totaled $2.5 million or $1.41 per diluted share, as compared to $2.8 million or $1.57 per diluted share for the same period in 2019. The $305 thousand decrease in net income during the fiscal year ended June 30, 2020 when compared to fiscal 2019, was primarily attributable to a

$551 thousand decrease in net interest income and a $53 thousand decrease in non-interest income, which were partially offset by a $10 thousand decrease in the provision for loan losses, a decrease of $227 thousand in non-interest expense and a $62 thousand decrease in income tax expense, when compared to the same period in 2019. The decrease in net interest income during the twelve months ended June 30, 2020 was attributable to a $1.6 million decrease in interest income, which was partially offset by a $1.0 million decrease in interest expense.    The decrease in interest income was primarily attributable to lower average yields on the Company’s floating rate investment and mortgage-backed securities, FHLB stock and loan portfolio, and lower average balances of mortgage-backed securities, which were partially offset by higher average balances of investment securities available-for-sale and certificates of deposit when compared to the same period in 2019. The decrease in interest expense was primarily due to lower average market rates paid on FHLB borrowings and time deposits, and lower average balances of FHLB short-term advances outstanding, which were partially offset by higher average balances of FHLB long-term advances outstanding, during the fiscal year ended June 30, 2020, when compared to the same period in 2019.    The decrease in non-interest income was primarily the result of a $60 thousand increase in other than temporary impairment losses on the private label mortgage-backed securities portfolio, a $17 thousand decrease in ATM fee income and a $10 thousand decrease in service charges on deposit accounts, which were partially offset by gains on the sales of investment securities of $42 thousand.    The decrease in non-interest expense was primarily attributable to lower employee post-retirement benefit costs, lower FDIC insurance premium expenses due to the FDIC Small Bank Assessment Credits and lower ATM program expenses during fiscal 2020 when compared to the same period in 2019. The decrease in the provision for loan losses was primarily the result of changes in the associated loan balances and the return of one non-performing loan to performing status, partially offset by an increase in the Company’s ALLL reserve factors related to the economic uncertainty due to the COVID-19 pandemic. The decrease in income tax expense for the twelve months ended June 30, 2020 when compared to the same period in 2019 was primarily attributable to lower taxable income.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank.    The Savings Bank is a Pennsylvania-chartered, FDIC insured savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

--TABLES ATTACHED--

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WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	June 30, 2020 (Unaudited)	June 30, 2019 (Unaudited)

Total assets	$ 357,101	$ 355,818

Cash and Cash Equivalents	2,500	4,379

Certificates of Deposits	1,840	1,843

Investment securities available-for-sale	147,639	132,780

Investment securities held-to-maturity	3,495	3,995

Mortgage-backed securities held-to-maturity	97,106	108,331

Net loans receivable	91,032	90,588

Deposits	151,335	146,435

FHLB advances: long-term fixed-rate	15,000	15,000

FHLB advances: long-term variable-rate	85,000	85,000

FHLB advances: short-term	59,159	70,828

Equity	36,913	36,050

Book value per share – Common Equity	19.36	18.55

Book value per share – Tier I Equity	19.65	18.54

Annualized Return on average assets	0.69%	0.80%

Annualized Return on average equity	6.90%	8.14%

Tier I leverage ratio	10.16%	10.20%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)

	2020	2019	2020	2019

Interest income	$ 2,087	$ 3,121	$ 10,485	$ 12,054
Interest expense	570	1,306	3,854	4,872
Net interest income	1,517	1,815	6,631	7,182
Provision for loan losses	95	37	70	80
Net interest income after provision for loan losses	1,422	1,778	6,561	7,102
Non-interest income	60	108	362	415
Non-interest expense	962	1,038	3,563	3,790
Income before income tax expense	520	848	3,360	3,727
Income taxes	175	233	870	932

NET INCOME	$ 345	$ 615	$ 2,490	$ 2,795

EARNINGS PER SHARE:

Basic	$0.20	$0.35	$1.41	$1.57
Diluted	$0.20	$0.35	$1.41	$1.57

WEIGHTED AVERAGE SHARES OUTSTANDING:

Basic	1,753,946	1,774,553	1,768,201	1,780,527
Diluted	1,753,946	1,774,553	1,768,201	1,780,581